Exhibit 99.1

New Media Announces Solid Third Quarter 2016 Results and Increases Dividend to $0.35 per

Common Share; Announces the Acquisition of Two Local Media Properties

NEW YORK, N.Y. October 27, 2016 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM), one of the largest publishers of locally based print and online media in the United States, as measured by number of daily publications, today reported its financial results for the third quarter ended September 25, 2016.

Third Quarter 2016 Financial Summary

•	Declares a cash dividend of $0.35 per common share, a 6.1% increase to the prior quarter
•	Total revenues of $306.8 million, a decrease of 1.7% to the prior year, and a decrease of 1.3% on a same store basis, the fifth consecutive quarter of improving same store revenue trends
•	Digital revenue of $32.0 million, an increase of 10.5% to the prior year on a same store basis
•	Operating income of $10.6 million
•	Net income of $2.8 million
•	As Adjusted EBITDA of $37.0 million*
•	Free cash flow of $26.9 million*
•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $94.5 million

Third Quarter 2016 & Subsequent Business Highlights

•	Completed the acquisition of The Fayetteville Observer, and its affiliated products, for $18.0 million in Q3
•	Acquired substantially all of the assets of each of the Missouri based Tribune Publishing Company, including its flagship daily newspaper, the Columbia Daily Tribune, and the Rochester Business Journal, Inc., including its leading B2B publication, the Rochester Business Journal, for a combined purchase price of $8.5 million in Q4
•	Renamed our B2B publishing division as BridgeTower Media which represents a collection of successful legal, financial, real estate, and government affairs publications and affiliated websites
•	The Providence Journal was named New England Newspaper of the Year by the New England Newspaper and Press Association in October

Summary of Third Quarter 2016 Results

($ in million)
GAAP Reporting
Revenues	$306.8
Operating income	$10.6
Net income	$2.8

Non-GAAP Reporting*
As Adjusted EBITDA	$37.0
Free cash flow	$26.9

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

“I’m very pleased to announce that our solid third quarter results represent the fifth consecutive quarter of improving same store revenue trends, increasing sequentially by nearly 200 basis points since last quarter,” said Michael E. Reed, New Media President and Chief Executive Officer. “I’m also excited that our Board has authorized a 6.1% increase to our dividend this quarter. This action reflects our positive outlook for the coming quarters with regard to both our organic growth opportunities and acquisition pipeline.

“In addition to our strong revenue results, I’m excited to announce the acquisition of the Columbia Daily Tribune (“CDT”), highlighting our continued success at purchasing high-quality, local media assets. The Columbia Daily Tribune and its associated niche publications are located in Columbia, MO, home to the University of Missouri. As a dominant local media provider in central Missouri, the CDT today has a daily and Sunday circulation of approximately 15,000 and 17,000, respectively, and has consistently been recognized for its quality news coverage and editorial content. First published in 1901, and owned by the Waters family for over 110 years, the daily newspaper has an extensive history of producing strong journalism, and has won hundreds of state and national awards including 18 awards in last year’s Associated Press Managing Editors annual contest. After owning the newspaper for over a century, we are honored the Waters family has entrusted New Media to carry on its tradition of providing quality content to Columbia and its surrounding region.

“In addition to our acquisition of the daily paper in Columbia, we’re pleased to announce the acquisition of the Rochester Business Journal (“RBJ”) which we believe is the perfect addition to our growing BridgeTower business publication platform. For nearly three decades, the RBJ has been a dominant source of local business news and information in the Rochester-Finger Lakes region of NY that executives come to as their source for award winning content. This acquisition marks our third B2B media acquisition in the past nine months, and accelerates our expanding commitment to providing exclusive business information at a local level.

“As we enter the final months of 2016, I’m pleased with the progress the Company has made year to date. We are very optimistic about the year ahead with regard to our deal pipeline and our organic growth initiatives. New Media’s business strategy remains intact and we are well positioned to continue to execute on our strategy of acquiring great local media assets at attractive valuations, investing in new revenue initiatives that we believe will lead to organic growth, and paying a substantial portion of our cash flow to shareholders in the form of a regular dividend.”

Third Quarter 2016 Financial Results

New Media recorded total revenues of $306.8 million for the quarter, a decrease of 1.7% when compared to the prior year; however, the prior year was positively impacted by $20.2 million of revenues from the Las Vegas Review Journal (“Las Vegas”) which was sold in December of 2015. On a same store basis, total revenues decreased 1.3% to the prior year, the fifth consecutive quarter of improving same store revenue trends.

Total Print Advertising revenue decreased 8.0% on a same store basis primarily driven by continued pressure across Preprints, Classified Print, and Local Print Advertising which decreased 10.0%, 9.2%, and 4.6%, respectively.

Digital, our consistently growing revenue category, increased 10.5% to the prior year on a same store basis to $32.0 million for the quarter. The primary driver of our revenue performance was Propel Business Services which generated $14.7 million this quarter, an increase of 77.4% to the prior year on a same store basis.

Circulation, which comprises over one-third of New Media’s total revenues, increased 3.8% to the prior year on a same store basis. Strong performance in this category was driven by content initiatives, promotions, strategic price increases, and the continued roll-out of our newspaper website redesigns that improve the consumer and advertiser experience. Lastly, Commercial Print and Other revenue increased 6.4% to the prior year on a same store basis, driven by securing commercial print and distribution contracts, as well as the benefit from new business initiatives, such as events revenue.

Operating income of $10.6 million decreased $4.0 million to the prior year, and net income of $2.8 million decreased $3.3 million to the prior year.

As Adjusted EBITDA of $37.0 million and free cash flow of $26.9 million decreased $3.1 million and $3.5 million, respectively, from the prior year. However, the prior year was positively impacted by $2.7 million of As Adjusted EBITDA and free cash flow generated from Las Vegas. In addition to the sale of Las Vegas, the current period was also negatively impacted by $2.6 million of increased health insurance costs which are not expected to repeat at this level.

Third Quarter 2016 Dividend

New Media’s Board of Directors declared a third quarter 2016 cash dividend of $0.35 per share of common stock. The dividend is payable on November 17, 2016 to shareholders of record as of the close of business on November 9, 2016.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Quarterly Report on Form 10-Q, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, October 27, 2016 at 11:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-877-601-8827 (from within the U.S.) or 1-918-534-8645 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Third Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, November 10, 2016 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “96539663.”

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by its 121 daily publications. As of September 25, 2016, the Company operates in over 525 markets across 36 states. New Media’s portfolio of products, as of September 25, 2016, includes over 600 business and community publications and over 525 websites, serves more than 200,000 business advertising accounts, and reaches 20 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store Results

Same store results take into account material acquisitions and divestitures of the company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and not considered material.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

-	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and
-	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and free cash flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and free cash flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding pursuing and completing future acquisitions and strategic opportunities, the availability of such opportunities, the ability to source and identify such opportunities and the benefits associated with such opportunities, expected revenue trends and our ability to continue to grow our dividend and deliver shareholder returns, growing our digital services business and revenues, improving revenue trends driven by investments in digital and print initiatives, our ability to leverage our scale to lower expenses, and our ability to identify, implement, and realize expense savings. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues exceeding what we have seen in the past 12 months, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Sara Yakin, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 25, 2016	December 27, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$54,520	$146,638
Restricted cash	3,706	6,967
Accounts receivable, net of allowance for doubtful accounts of $4,785 and $4,479 at September 25, 2016 and December 27, 2015, respectively	125,485	136,249
Inventory	17,279	15,744
Prepaid expenses	17,540	14,549
Other current assets	16,971	11,763

Total current assets	235,501	331,910
Property, plant, and equipment, net of accumulated depreciation of $119,095 and $85,038 at September 25, 2016 and December 27, 2015, respectively	379,449	384,824
Goodwill	219,971	171,119
Intangible assets, net of accumulated amortization of $38,131 and $23,122 at September 25, 2016 and December 27, 2015, respectively	346,385	303,575
Other assets	7,722	5,692

Total assets	$1,189,028	$1,197,120

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$13,509	$3,509
Accounts payable	12,483	9,571
Accrued expenses	84,752	100,173
Deferred revenue	73,350	62,294

Total current liabilities	184,094	175,547
Long-term liabilities:
Long-term debt	339,918	350,266
Long-term liabilities, less current portion	12,283	9,192
Deferred income taxes	5,665	3,988
Pension and other postretirement benefit obligations	25,531	11,054

Total liabilities	567,491	550,047

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at September 25, 2016 and December 27, 2015; 44,913,021 and 44,710,497 issued, at September 25, 2016 and December 27, 2015, respectively	445	445
Additional paid-in capital	607,104	605,033
Accumulated other comprehensive loss	(3,097)	(3,158)
Retained earnings	17,502	44,753
Treasury stock, at cost, 46,438 and 0 shares at September 25, 2016 and December 27, 2015, respectively	(417)	—

Total stockholders' equity	621,537	647,073

Total liabilities and stockholders' equity	$1,189,028	$1,197,120

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income

(In thousands, except per share data)

	Three months ended September 25, 2016	Three months ended September 27, 2015	Nine months ended September 25, 2016	Nine months ended September 27, 2015
Revenues:
Advertising	$164,683	$178,964	$502,474	$500,105
Circulation	104,693	100,442	312,664	273,255
Commercial printing and other	37,461	32,650	106,633	88,806

Total revenues	306,837	312,056	921,771	862,166
Operating costs and expenses:
Operating costs	172,972	175,758	519,982	476,830
Selling, general, and administrative	100,052	99,863	306,165	288,660
Depreciation and amortization	17,014	18,213	50,364	51,301
Integration and reorganization costs	5,197	1,638	7,532	5,221
Loss on sale or disposal of assets	974	1,936	3,325	3,407

Operating income	10,628	14,648	34,403	36,747
Interest expense	7,391	7,820	22,269	24,435
Other (income) expense	(62)	10	(316)	(8)

Income before income taxes	3,299	6,818	12,450	12,320
Income tax expense (benefit)	504	710	(4,695)	1,083

Net income	2,795	6,108	17,145	11,237

Income per share:
Basic:
Net income	$0.06	$0.14	$0.39	$0.26
Diluted:
Net income	$0.06	$0.14	$0.38	$0.25

Dividends declared per share	$0.33	$0.33	$0.99	$0.96

Comprehensive income	$2,815	$6,132	$17,206	$11,307

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended September 25, 2016	Nine months ended September 27, 2015
Cash flows from operating activities:
Net income	$17,145	$11,237
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,364	51,791
Non-cash compensation expense	1,846	910
Non-cash interest expense	2,089	1,598
Deferred income taxes	(4,983)	903
Loss on sale or disposal of assets	3,325	3,407
Pension and other postretirement benefit obligations	(1,797)	(1,055)
Changes in assets and liabilities:
Accounts receivable, net	24,170	12,852
Inventory	(835)	1,038
Prepaid expenses	(1,051)	1,403
Other assets	(1,858)	(1,128)
Accounts payable	(987)	(6,847)
Accrued expenses	(19,514)	28,533
Deferred revenue	(1,809)	(2,345)
Other long-term liabilities	1,207	2,533

Net cash provided by operating activities	67,312	104,830

Cash flows from investing activities:
Purchases of property, plant, and equipment	(7,731)	(6,385)
Proceeds from sale of publications and other assets	3,234	1,381
Acquisitions, net of cash acquired	(107,712)	(430,126)

Net cash used in investing activities	(112,209)	(435,130)

Cash flows from financing activities:
Payment of debt issuance costs	—	(529)
Borrowings under term loans	—	122,872
Borrowings under revolving credit facility	—	84,000
Repayments under term loans	(2,632)	(2,258)
Repayments under revolving credit facility	—	(74,000)
Payment of offering costs	—	(1,343)
Issuance of common stock, net of underwriter's discount	—	150,866
Purchase of treasury stock	(417)	—
Payment of dividends	(44,172)	(42,687)

Net cash (used in) provided by financing activities	(47,221)	236,921

Net decrease in cash and cash equivalents	(92,118)	(93,379)
Cash and cash equivalents at beginning of period	146,638	123,709

Cash and cash equivalents at end of period	$54,520	$30,330

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

	Three months ended September 25, 2016	Three months ended September 27, 2015	Nine months ended September 25, 2016	Nine months ended September 27, 2015
Net income	$2,795	$6,108	$17,145	$11,237
Income tax expense (benefit)	504	710	(4,695)	1,083
Interest expense	7,391	7,820	22,269	24,435
Depreciation and amortization	17,014	18,213	50,364	51,301

Adjusted EBITDA from continuing operations	27,704	32,851	85,083	88,056
Non-cash compensation and other expense	3,118	3,655	10,231	11,060
Integration and reorganization costs	5,197	1,638	7,532	5,221
Loss on sale or disposal of assets	974	1,936	3,325	3,407

As Adjusted EBITDA	36,993	40,080	106,171	107,744
Interest paid	(6,690)	(6,868)	(20,160)	(17,670)
Net capital expenditures	(2,288)	(2,499)	(7,731)	(6,385)
Pension payments	(824)	(398)	(1,797)	(1,055)
Cash taxes(1)	(304)	42	(1,908)	(221)

Free Cash Flow	26,887	30,357	74,575	82,413

Basic weighted average shares outstanding	44,533,514	44,465,646	44,515,167	43,896,989
Diluted weighted average shares outstanding	44,674,890	44,485,375	44,600,058	44,086,741

(1)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Three months ended September 25, 2016	Three months ended September 27, 2015	Nine months ended September 25, 2016	Nine months ended September 27, 2015
Total revenues from continuing operations	$306,837	$312,056	$921,771	$862,166
Revenue adjustment for material acquisitions(1)	—	(1,174)	—	90,227

Same Store Revenues	$306,837	$310,882	$921,771	$952,393

(1)	Material acquisitions include Halifax, Stephens (less Las Vegas), Columbus, Dolan, and Erie.